                                                                      Exhibit 12

                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                              (Millions of dollars)

                                                                            Year Ended December 31,
                                                                   ---------------------------------------
                                                                     2001     2000     1999   1998    1997
                                                                     ----     ----     ----   ----    ----
Income (loss) from continuing operations before income taxes.      $ (221)  $  693   $ (104)  $  89  $ 456
Fixed charges:
     Interest expense, gross..................................        495      627      717     385    103
     Portion of rentals representative of interest............         44       46       53      35     19
                                                                   ---------------------------------------
          Total fixed charges before capitalized interest.....        539      673      770     420    122
     Capitalized interest.....................................          3       --       --      --      5
                                                                   ---------------------------------------
          Total fixed charges including capitalized interest.         542      673      770     420    127
                                                                   ---------------------------------------
Earnings before fixed charges.................................     $  318   $1,366   $  666   $ 509  $ 578
Ratio of earnings to fixed charges (a)........................         --      2.0       --     1.2    4.6
                                                                   =======================================

(a) In 2001 and 1999, earnings were insufficient to cover fixed charges by $224 million and $104 million, respectively.